Exhibit 99.2

Poniard Pharmaceuticals Receives Going Concern Qualification

South San Francisco, Calif. (March 16, 2009) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced that its audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K, filed on March 16, 2009, contained a going concern qualification from its independent registered accounting firm, KPMG.

This announcement is required by Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion containing a going concern qualification. This announcement does not represent any change or amendment to the company’s financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum chemotherapy. To date, clinical studies suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal cancer and castration-resistant prostate cancer (also known as hormone-refractory prostate cancer), as well as a clinical trial of oral picoplatin in solid tumors. For additional information please visit http://www.poniard.com.

© 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

Susan Neath

Burns McClellan

212-213-0006